Exhibit 10.1

TRANSITION AND SEPARATION AGREEMENT

RECITALS

This Transition and Separation Agreement (“Agreement”) is made by and between Kim Niederman (“Employee”) and Polycom, Inc. (“Company”) (jointly referred to as the “Parties”):

WHEREAS, Employee is employed by the Company;

WHEREAS, around January 3, 2003, the Company and Employee entered into a Proprietary Information and Invention Agreement (the “Proprietary Information Agreement”);

WHEREAS, on March 5, 2005, the Company and Employee entered into the Company’s Indemnification Agreement (the “Indemnification Agreement”);

WHEREAS, effective June 1, 2005, the Company and Employee entered into a Change of Control Severance Agreement (the “Change of Control Agreement”);

WHEREAS, the Company and Employee have entered into certain written stock option agreements to purchase common stock of the Company pursuant to certain Company stock option plans (the “Stock Agreements”);

WHEREAS, Employee will tender his resignation from employment with the Company in connection with the Company’s restructuring to be effective on the earlier of (1) the end of the quarter in which the employment start date occurs of Employee’s replacement or (2) December 31, 2005 (the “Termination Date”) and the Company has accepted that resignation;

WHEREAS, the Parties wish to resolve any and all disputes, claims, complaints, grievances, charges, actions, petitions and demands that the Employee may have against the Company as defined herein, including, but not limited to, any and all claims arising out of, or related to, Employee’s employment with, or separation from, the Company;

NOW THEREFORE, in consideration of the promises made herein, the Parties hereby agree as follows:

COVENANTS

1. Consideration.

(a) Transition Period. Except as provided in Section 5 below, until the Termination Date, the Company agrees to pay Employee his normal standard compensation and benefits package as extended to him in his January 2, 2003 offer letter, including 100% of the quarterly incentive payment provided under the 2005 Executive Bonus Plan, if Employee works any day in the respective quarter, but only to the extent such quarterly incentive payment is earned under

[***] Portions of this exhibit have been omitted pursuant to a request for confidential treatment filed pursuant to Rule 24b-2 promulgated under the Securities Exchange Act of 1934, as amended, and the omitted portions represented by [***] have been separately filed with the Securities and Exchange Commission.

the applicable provisions and performance goals as pursuant to the 2005 Executive Bonus Plan. Until the Termination Date, the Company agrees not to change Employee’s title or demote Employee without Cause (as defined in Section 6(c) below). In addition, the Company agrees to pay Employee the annual incentive payment provided under the 2005 Executive Bonus Plan, calculated on actual base salary earnings for 2005 (i.e. prorated accordingly), but only to the extent such annual incentive payment is earned under the applicable provisions and performance goals as pursuant to the 2005 Executive Bonus Plan. The Company agrees that Employee is not required to be employed on the February 2006 payment date to receive the annual incentive payment.

(b) Quarterly Bonus. Until the Termination Date, Employee is eligible to receive two quarterly bonuses in the amount of $50,000 each, less applicable withholdings, if the Company meets its revenue targets of [***] for the third quarter and [***] for the fourth quarter as agreed to by the Company and Employee, payable within thirty (30) days following the end of the respective quarter.

(c) Resignation. On the Termination Date, Employee will be deemed to have resigned voluntarily from all Company positions held by him, without any further required action by the Employee; provided however, if the Company requests, Employee will execute any documents necessary to reflect his resignation.

(d) Supplemental Release Agreement. In consideration for the execution by Employee of a Supplemental Separation Agreement and Release within ten (10) business days after Employee’s Termination Date, the form of which is attached hereto as Exhibit A (the “Supplemental Agreement”), then as provided in the Supplemental Agreement, the Company shall pay Employee the lump sum of one hundred and fifty thousand dollars ($150,000) less applicable withholdings (the “Supplemental Severance Payment”). The Company shall make this Supplemental Severance Payment to Employee within ten (10) business days following the Effective Date of the Supplemental Agreement.

(e) COBRA. Employee’s health insurance benefits will cease on the Termination Date, subject to Employee’s right to continue his health insurance under COBRA. As provided in the Supplemental Agreement, the Company shall pay Employee a lump sum amount equal to the COBRA premiums for a period of six (6) months payable within ten (10) business days following the Effective Date of the Supplemental Agreement, provided Employee elects to continue health insurance under COBRA.

2. Company Devices. After the Termination Date, the Company shall allow Employee to keep his Company-issued mobile phone, assigned telephone number and PDA (respectively the “Company Devices”), pursuant to the Company’s policy. The Company will issue an Internal Revenue Service Form 1099 to Employee for the purpose of reporting the fair market value of the Company Devices.

[***] Portions of this exhibit have been omitted pursuant to a request for confidential treatment filed pursuant to Rule 24b-2 promulgated under the Securities Exchange Act of 1934, as amended, and the omitted portions represented by [***] have been separately filed with the Securities and Exchange Commission.

3. Unemployment Benefits. The Company agrees that Employee is entitled to apply for unemployment benefits.

4. Stock. The Parties agree that for purposes of determining the number of shares of the Company’s common stock that Employee is entitled to purchase from the Company, the Employee will be considered to have vested through the Termination Date. The Parties also agree that a Closing Statement, similar to Exhibit B as attached hereto, will be provided on the Termination Date and will accurately reflect the number of Employee’s vested and exercised options under each of the Stock Agreements as of the Termination Date. The terms of the existing Stock Agreements including the non-compete and non-solicit provisions thereof, shall continue to govern the exercise and vesting of Employee’s options to purchase common stock of the Company. If Employee has any questions regarding his stock options, he may contact Stock Administration at the Company.

5. Benefits. Employee’s participation in all benefits and incidents of employment (including the vesting of stock options) shall cease on the Termination Date. Employee will receive payment of his accrued but unused vacation through the Termination Date and, following his submission of proper expense reports, the total unreimbursed amount of all expenses incurred by Employee in connection with his employment with the Company that are reimbursable in accordance with the Company’s policies.

6. Severance.

(a) Termination Without Cause or Termination for Good Reason prior to Termination Date. If Employee’s employment is terminated by the Company before the Termination Date, either without Cause or by Employee for Good Reason, Employee will receive all compensation and benefits as contemplated under this Agreement and the Supplemental Agreement, as if Employee met the December 31, 2005 termination date; provided however, Employee must comply with this Agreement, including signing and not revoking the Supplemental Agreement.

(b) Termination for Cause or Voluntary Termination without Good Reason prior to Termination Date. If Employee’s employment is terminated by the Company before the Termination Date, either for Cause or by Employee without Good Reason, Employee will not receive any compensation and benefits as contemplated under this Agreement and the Supplemental Agreement.

(c) Cause. For purposes of this Agreement, “Cause” means (i) Employee’s willful and continued failure to perform the duties and responsibilities of his position (without regard to financial milestones) that is not corrected within a thirty (30) day correction period that begins upon delivery to Employee of a written demand for performance from the Company that describes the basis for the Company’s belief that Employee has not substantially performed his duties; (ii) any act of personal dishonesty taken by Employee in connection with his responsibilities as an employee of the Company with the intention or reasonable expectation that such may result in substantial personal enrichment of Employee; (iii) Employee’s conviction of, or plea of nolo contendre to, a felony that the Company reasonably believes has had or will have a material detrimental effect on the Company’s reputation or business, or (iv) Employee materially breaching Employee’s

Proprietary Information Agreement, which breach is (if capable of cure) not cured within thirty (30) days after the Company delivers written notice to Employee of the breach.

(d) Good Reason. For purposes of this Agreement, “Good Reason” means the occurrence of any of the following, without Employee’s consent: (i) a reduction in Employee’s Base Salary; or (ii) the Company requiring Employee to relocate his principal place of business or the Company relocating its headquarters, in either case to a facility or location outside of a thirty-five (35) mile radius from Employee ‘s current principal place of employment; provided, however, that Employee only will have Good Reason if the event or circumstances constituting Good Reason specified in any of the preceding clauses is not cured within thirty (30) days after Employee gives written notice to the Company.

(e) Sole Right to Severance Benefits. The Parties understand and acknowledge that this Agreement and the Supplemental Agreement are intended to represent Employee’s sole entitlement to severance payments and benefits in connection with the termination of his employment. To the extent Employee is entitled to receive severance payments or benefits under any other Company program, including the Change of Control Agreement, severance payments and benefits due Employee under this Agreement and the Supplemental Agreement will be so reduced so there will be no duplication of severance or benefits.

7. Confidential Information. Employee shall continue to comply with the terms and conditions of the Proprietary Information Agreement, and maintain the confidentiality of all of the Company’s confidential and proprietary information. Employee shall also return to the Company all of the Company’s property, including all confidential and proprietary information, and all documents and information that Employee obtained in connection with his employment with the Company, on or before the Effective Date of this Agreement.

8. Payment of Salary. Employee acknowledges and represents that the Company has paid all salary, wages, bonuses, accrued vacation, paid time off, housing allowances, relocation costs, interest, severance, stock, stock options, outplacement costs, fees, commissions and any and all other benefits and compensation due to Employee as of the Effective Date.

9. Release of Claims. Employee agrees that the foregoing consideration represents settlement in full of all outstanding obligations owed to Employee by the Company and its current and former officers, directors, employees, agents, investors, attorneys, shareholders, administrators, affiliates, divisions, subsidiaries, predecessor and successor corporations and assigns (the “Releasees”). Employee, on his own behalf, and on behalf of his respective heirs, family members, executors, agents, and assigns, hereby fully and forever releases the Company and the other Releasees from, and agrees not to sue concerning, any claim, duty, obligation or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Employee may possess arising from any omissions, acts or facts that have occurred up until and including the Effective Date of this Agreement including, without limitation:

(a) any and all claims relating to or arising from Employee’s employment with the Company, or the termination of that employment;

(b) any and all claims relating to, or arising from, Employee’s right to purchase, or actual purchase of, shares of Company stock, including, but not limited to, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;

(c) any and all claims under the law of any jurisdiction, including, but not limited to, wrongful discharge of employment; constructive discharge from employment; termination in violation of public policy; discrimination; breach of contract, both express and implied; breach of a covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; and conversion;

(d) any and all claims for violation of any federal, state or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967; the Americans with Disabilities Act of 1990; the Fair Labor Standards Act; the Employee Retirement Income Security Act of 1974; the Worker Adjustment and Retraining Notification Act; the Older Workers Benefit Protection Act; the Family and Medical Leave Act; the Fair Credit Reporting Act; the California Family Rights Act; the California Fair Employment and Housing Act; and the California Labor Code;

(e) any and all claims for violation of the federal, or any state, constitution;

(f) any and all claims arising out of any other laws and regulations relating to employment or employment discrimination;

(g) any claim for any loss, cost, damage, or expense arising out of any dispute over the non-withholding or other tax treatment of any of the proceeds received by Employee as a result of this Agreement; and

(h) any and all claims for attorney fees and costs.

The Company and Employee agree that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not extend to any obligations incurred under this Agreement.

10. Acknowledgement of Waiver of Claims Under ADEA. Employee acknowledges that he is waiving and releasing any rights he may have under the Age Discrimination in Employment Act of 1967 (“ADEA”) and that this waiver and release is knowing and voluntary. Employee and the Company agree that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Effective Date of this Agreement. Employee acknowledges that the consideration given for this waiver and release Agreement is in addition to anything of value to which Employee was already entitled. Employee further acknowledges that he has been advised by this writing that:

(a) he should consult with an attorney prior to executing this Agreement;

(b) he has up to twenty-one (21) days within which to consider this Agreement;

(c) he has seven (7) days following his execution of this Agreement to revoke this Agreement;

(d) this ADEA waiver shall not be effective until the revocation period has expired; and,

(e) nothing in this Agreement prevents or precludes Employee from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs for doing so, unless specifically authorized by federal law.

11. Civil Code Section 1542. Employee represents that he is not aware of any claims against any of the Releasees. Employee acknowledges that he has been advised to consult with legal counsel and is familiar with the provisions of California Civil Code Section 1542, which provide as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

Employee, being aware of this code section, agrees to expressly waive any rights he may have thereunder, as well as under any other statute or common law principles of similar effect.

12. No Pending or Future Lawsuits. Each Party represents that it has no lawsuits, claims, or actions pending in its name, or on behalf of any other person or entity, against the other Party. Each Party also represents that it does not intend to bring any claims on its own behalf or on behalf of any other person or entity against the other Party.

13. Application for Employment. Employee understands and agrees that, as a condition of this Agreement, he shall not be entitled to any employment with the Company, its subsidiaries, or any successor, and he hereby waives any alleged right of employment or re-employment with the Company, its subsidiaries or related companies, or any successor.

14. Confidentiality. The Parties acknowledge that Employee’s agreement to keep the terms and conditions of this Agreement confidential was a material factor on which the Company relied in entering into this Agreement. Employee agrees to use his best efforts to maintain in confidence the contents and terms of this Agreement, including the consideration for this Agreement (hereinafter collectively referred to as “Settlement Information”). Employee agrees to take every reasonable precaution to prevent disclosure of any Settlement Information to third parties, and agrees that there will be no publicity, directly or indirectly, concerning any Settlement Information. Employee is permitted to take every precaution to disclose Settlement Information only to those attorneys, accountants, governmental entities, and family members who have a reasonable need to know of such Settlement Information. The Parties agree that if the Company proves that Employee breached this Confidentiality provision, the Company shall be entitled to an award of its costs spent enforcing this provision, including all reasonable attorney fees associated with the enforcement action, without regard to whether the Company can establish actual damages from Employee’s breach.

15. No Cooperation. Employee agrees that he will not act in any manner that might damage the business of the Company. The Parties acknowledge that Employee’s employment with any of the Company’s competitors shall not, in and of itself, constitute a breach of this provision. Employee further agrees that he will not knowingly counsel or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against any of the Releasees, unless under a subpoena or other court order to do so. Employee agrees both to immediately notify the Company upon receipt of any such subpoena or court order, and to furnish, at the Company’s expense, within three (3) business days of its receipt, a copy of such subpoena or court order to the Company. If approached by anyone for counsel or assistance in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints against any of the Releasees, Employee shall state no more than that he cannot provide counsel or assistance.

16. Mutual Non-Disparagement. Employee agrees to refrain from any defamation, libel or slander of the Company, or tortious interference with the contracts and relationships of the Company. During the period of their employment with the Company, the Company’s current officers and directors agree to refrain from any defamation, libel or slander of Employee, and any tortious interference with the contracts, relationships and prospective economic advantage of Employee.

17. Non-Solicitation. Employee agrees that for a period of twelve (12) months immediately following the Effective Date of this Agreement, Employee will not directly or indirectly solicit, induce, recruit or encourage any of the Company’s employees to leave their employment at the Company, with the one exception that Employee may solicit his administrative assistant with the Company.

18. Tax Consequences. The Company makes no representations or warranties with respect to the tax consequences of the payment of any sums to Employee under the terms of this Agreement. Employee agrees and understands that he is responsible for payment of any local, state and/or federal taxes on the sums paid hereunder by the Company and any penalties or assessments thereon. Employee further agrees to indemnify and hold the Company harmless from any claims, demands, deficiencies, penalties, assessments, executions, judgments, or recoveries by any government agency against the Company for any amounts claimed due on account of Employee’s failure to pay federal or state taxes or damages sustained by the Company by reason of any such claims, including reasonable attorney fees.

19. No Admission of Liability. The Parties understand and acknowledge that this Agreement constitutes a compromise and settlement of disputed claims. No action taken by the Parties, previously or in connection with this Agreement, shall be construed to be: (a) an admission of the truth or falsity of any claims made, or (b) an admission by either party of any fault or liability whatsoever to the other party or to any third party.

20. Costs. The Company will reimburse Employee up to one thousand two hundred dollars ($1,200) for reasonable legal fees incurred by Employee in connection with the negotiation, preparation and execution of this Agreement.

21. Arbitration. The Parties agree that any and all disputes arising out of, or relating to, the terms of this Agreement, their interpretation, and any of the matters herein released, shall be subject to binding arbitration in Santa Clara County before the American Arbitration Association under its National Rules for the Resolution of Employment Disputes. The Parties agree that the prevailing party in any arbitration shall be entitled to injunctive relief in any court of competent jurisdiction to enforce the arbitration award. The Parties agree that the prevailing party in any arbitration shall be awarded its reasonable attorney fees and costs. The Parties hereby agree to waive their right to have any dispute between them resolved in a court of law by a jury. This section will not prevent either party from seeking injunctive relief (or any other provisional remedy) from any court having jurisdiction over the Parties and the subject matter of their dispute relating to Employee’s obligations under this Agreement and the agreements incorporated herein by reference.

22. No Representations. Each party represents that it has had the opportunity to consult with an attorney, and has carefully read and understands the scope and effect of the provisions of this Agreement. Neither party has relied upon any representations or statements made by the other party hereto which are not specifically set forth in this Agreement.

23. Severability. In the event that any provision in this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable, or void, this Agreement shall continue in full force and effect without said provision so long as the remaining provisions remain intelligible and continue to reflect the original intent of the Parties.

24. Entire Agreement. This Agreement and its Exhibits, the Proprietary Information Agreement, the Indemnification Agreement, the Supplemental Release Agreement, and the Stock Agreements represent the entire agreement and understanding between the Company and Employee concerning the subject matter of this Agreement and Employee’s relationship with the Company, and supersede and replace any and all prior agreements and understandings between the Parties concerning the subject matter of this Agreement and Employee’s relationship with the Company.

25. No Oral Modification. Any modification or amendment of this Agreement, or additional obligation assumed by either party in connection with this Agreement, shall be effective only if placed in writing and signed by both Parties or their authorized representatives.

26. Attorney Fees. In the event that either Party brings an action to enforce or effect its rights under this Agreement, the prevailing party shall be entitled to recover its costs and expenses, including the costs of mediation, arbitration, litigation, court fees, plus reasonable attorneys’ fees, incurred in connection with such an action.

27. Governing Law. This Agreement shall be governed by the laws of the State of California, without regard for choice of law provisions.

28. Effective Date. This Agreement is effective after it has been signed by both parties and after seven (7) days have passed following the date Employee signed the Agreement (the “Effective Date”).

29. Counterparts. This Agreement may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

30. Voluntary Execution of Agreement. This Agreement is executed voluntarily and with the full intent of releasing all claims, and without any duress or undue influence by any of the Parties. The Parties acknowledge that:

(a) They have read this Agreement;

(b) They have been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of their own choice or that they have voluntarily declined to seek such counsel;

(c) They understand the terms and consequences of this Agreement and of the releases it contains; and

(d) They are fully aware of the legal and binding effect of this Agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the dates set forth below.

Dated: August 25, 2005	By:	/s/ Gary Zieses
Gary Zieses, V.P. Human Resources Polycom, Inc.

Dated: August 25, 2005	By:	/s/ Kim Niederman
Kim Niederman, an individual